Exhibit 99.1

Newmont Announces Full Year and Fourth Quarter 2017 Results

DENVER--(BUSINESS WIRE)--February 22, 2018--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced full year and fourth quarter 2017 results that demonstrated improved operational and financial performance.

Full Year 2017 Summary

  Net income (loss): Delivered full year GAAP net income (loss) from continuing operations attributable to stockholders of $(60) million or $(0.11) per diluted share; delivered adjusted net income1 of $780 million or $1.46 per diluted share, up 26 percent compared to the prior year
  EBITDA: Generated $2.7 billion in adjusted EBITDA2, up 12 percent compared to the prior year
  Cash flow: Reported consolidated operating cash flow from continuing operations of $2.4 billion, up 22 percent from the prior year, and free cash flow3 of $1.5 billion, up 88 percent from the prior year
  Gold costs applicable to sales (CAS)4: Reported CAS of $691 per ounce, in line with full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $924 per ounce, in line with full year guidance
  Attributable gold production: Produced 5.3 million ounces of gold, up eight percent from the prior year, in line with full year guidance
  Portfolio improvements: Declared commercial production at the Tanami Expansion Project and approved the Tanami Power Project in Australia; achieved a full year of underground operation at Northwest Exodus and mined first ore at the Twin Creeks Underground mine in Nevada; approved and progressed expansion of the Ahafo Mill and produced first gold at Subika Underground in Africa; completed first full year of operations at Merian in Suriname; approved Quecher Main and increased ownership in Yanacocha in Peru; invested in early stage development projects in the Canadian Yukon, Colombia, Guiana Shield and the Andes; declared gold reserves of 68.5 million ounces, fully replacing depletion at a constant gold price, and increased gold resources6 to 48.2 million ounces
  Financial strength: Reduced net debt to $0.8 billion, ending the year with $3.3 billion cash on hand, and an industry leading, investment-grade credit profile; fourth quarter dividend declared raised to $0.14 per share, nearly three times higher than the prior year quarter
  Outlook: Released improved 2018 guidance at Investor Day for attributable production, CAS per ounce and AISC per ounce; increased 2018 capital outlook by $300 million7 following approval of the Tanami Power Project and the Turquoise Ridge Joint Venture Mine Optimization Project

“Newmont continued its steady trajectory of improving operational and financial performance in 2017, and built a stronger base for long-term value creation,” said Gary J. Goldberg, President and Chief Executive Officer. “We improved adjusted EBITDA by 12 percent to $2.7 billion and free cash flow by 88 percent to $1.5 billion on the back of lower cost production from newer mines and ongoing productivity improvements across the portfolio. This performance gave us the means to invest in five new projects, raise our dividend by 87 percent, and increase our investment in exploration – an investment that paid off as we added 6.4 million ounces of gold to our Reserve base, offsetting depletion for the first time in five years.”

Fourth Quarter 2017 Summary

  Net income (loss): Delivered GAAP Net income (loss) from continuing operations attributable to stockholders of $(534) million or $(0.99) diluted share; adjusted net income was $216 million or $0.40 per diluted share, up 60 percent from the prior year quarter
  EBITDA: Generated $736 million in adjusted EBITDA, up 17 percent from the prior year quarter
  Cash flow: Increased consolidated operating cash flow from continuing operations to $754 million, up 28 percent from the prior year quarter; and increased free cash flow to $445 million, up 54 percent from the prior year quarter
  Gold CAS per ounce: Rose two percent to $693 per ounce
  Gold AISC per ounce: Rose five percent to $968 per ounce
  Production: Produced 1.3 million attributable gold ounces
  Shareholder returns: Nearly tripled the fourth quarter dividend declared to $0.14 per share compared to the prior year quarter

Full Year and Fourth Quarter 2017 Results

GAAP Net income (loss) from continuing operations attributable to stockholders for the full year was $(60) million or $(0.11) per diluted share, compared to a loss of $(220) million or $(0.41) per diluted share in the prior year primarily due to higher gold production, higher average realized gold prices and a prior year impairment at Yanacocha partially offset by the impact of changes in U.S. tax legislation. Net loss for the quarter was $(534) million or $(0.99) per diluted share, compared to a loss of $(391) million or $(0.73) per diluted share in the prior year quarter for similar reasons.

Adjusted net income for the full year was $780 million or $1.46 per diluted share, compared to $619 million or $1.16 per diluted share in the prior year. Adjusted net income for the quarter was $216 million or $0.40 per diluted share, up 60 percent from $133 million or $0.25 per share in the prior year quarter. The principal adjustments to fourth quarter net income included $1.30 per diluted share of net tax adjustments, including non-cash charges of $346 million related to the re-measurement of U.S. deferred tax assets and liabilities and $395 million related to tax restructuring, following the enactment of the Tax Cuts and Jobs Act, and $0.11 per share for reclamation and remediation expense at the Company’s former historic mining operations.

Revenue rose nine percent to $7,348 million for the full year, and fourth quarter revenue rose eight percent to $1,935 million, on increased sales volumes and higher average realized gold prices.

Average realized price8 for gold was one percent higher for the full year at $1,255 per ounce and six percent higher for the quarter at $1,270 per ounce compared to the prior year. The average realized price for copper for the full year was 32 percent higher at $2.83 per pound and was 29 percent higher for the quarter at $3.20 per pound.

Attributable gold production increased eight percent to 5.27 million ounces for the full year compared to the prior year primarily due to new production at Merian and Long Canyon, partially offset by lower grade at Twin Creeks, Yanacocha and Tanami, and adverse weather conditions at Yanacocha and Tanami; production for the fourth quarter rose one percent to 1.34 million ounces on higher throughput and grade at Merian and Tanami and a full quarter of production at Long Canyon which offset lower grade and recovery at CC&V, harder ore at Akyem and lower grade at Boddington.

Gold CAS rose nine percent to $3,875 million for the full year, and rose three percent to $1,009 million for the quarter on higher production. Gold CAS per ounce rose one percent to $691 per ounce for the full year due to higher direct operating costs, partially offset by higher gold ounces sold and lower leach pad inventory adjustments and rose two percent to $693 per ounce for the quarter on higher mill maintenance costs at Boddington.

Gold AISC rose one percent to $924 per ounce for the full year primarily on higher unit CAS and rose five percent to $968 per ounce for the quarter on higher unit CAS, increased sustaining capital and higher advanced projects and exploration costs.

Attributable copper production was six percent lower at 51,000 tonnes for the full year and 15 percent lower at 11,000 tonnes for the quarter as mining focused on gold bearing zones at Phoenix. Copper CAS was 28 percent lower at $163 million for the full year and was 27 percent lower at $44 million for the quarter. Copper CAS per pound improved 25 percent to $1.47 per pound for the full year due to lower co-product allocation of costs to copper and similarly improved 14 percent to $1.62 per pound for the quarter. Copper AISC improved 22 percent to $1.80 per pound for the full year and improved 10 percent to $2.08 per pound for the quarter on improved unit CAS.

Capital expenditures9 decreased 24 percent to $866 million for the full year due to completion of projects at Long Canyon and Merian, partially offset by increased investment in the Ahafo expansions, but rose three percent in the fourth quarter to $309 million with increased investment at the Ahafo expansions, infrastructure for hard rock mining at Merian and the development of Twin Underground.

Consolidated operating cash flow from continuing operations increased 22 percent to $2,350 million for the full year and increased 28 percent to $754 million for the quarter on higher net income and favorable working capital movement. Free cash flow for the year increased 88 percent to $1,484 million and increased 54 percent to $445 million for the quarter on higher adjusted EBITDA and favorable working capital partially offset by higher capital expenditures.

Portfolio Improvements Minera Yanacocha SRL (MYSRL), the owner of Yanacocha, purchased the International Finance Corporation’s five percent equity stake in Yanacocha for $48 million in December 2017. The transaction10 increased Newmont’s ownership in Yanacocha from 51.35 percent to 54.05 percent and was structured as a share buyback, with MYSRL purchasing the interest using existing cash balances.

Balance sheet improved as Newmont ended the quarter with $3.3 billion cash on hand, a leverage ratio of 0.3x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. Since 2013, Newmont has streamlined its balance sheet and reduced gross debt by over 33 percent and net debt by over 83 percent. The Company is committed to maintaining an investment grade credit profile.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Subika Underground, Ahafo Mill Expansion, Twin Underground, Quecher Main and Tanami Power projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the second half of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of between $80 and $90 million in 2018. The project has an IRR of more than 20 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $75 to $85 million in 2018. The project has an IRR of more than 20 percent.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. First production was achieved in August 2017 with commercial production expected mid-2018. The expansion is expected to average between 30,000 and 40,000 ounces per year for the first five years (2018 to 2022). During this period CAS is expected to be between $525 and $625 per ounce and AISC between $650 and $750 per ounce. Capital costs are expected to be between $45 and $55 million with expenditure of $15 to $25 million in 2018. The project IRR is expected to be about 20 percent.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in early 2019 with commercial production in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $80 to $90 million in 2018. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes a 450 kilometer natural gas pipeline to be constructed connecting the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated at between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019 with approximately $10 million of owner’s costs paid in 2018. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

Outlook

Newmont’s outlook reflects stable gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook, which represents upside to production and cost guidance.

Attributable gold production is expected to be between 4.9 and 5.4 million ounces in 2018 and 2019, mainly driven by Full Potential mine plan, throughput and recovery improvements. Longer term production is expected to remain stable at between 4.6 and 5.1 million ounces per year through 2022 excluding development projects which have yet to be approved.

  North America production is expected to be between 2.0 and 2.2 million ounces in 2018 with production from Northwest Exodus, Twin Underground and the Silverstar pit offsetting higher stripping at Carlin and Twin Creeks and lower grade ore at Cripple Creek & Victor. Production declines slightly in 2019 to between 1.8 and 2.0 million ounces due to planned stripping at Carlin and then increases to between 1.9 and 2.1 million ounces in 2020 due to higher grades at Twin Creeks, Cripple Creek & Victor and Long Canyon. The Company continues to pursue profitable growth opportunities at Carlin and Long Canyon.
  South America production is expected to be between 615,000 and 675,000 ounces in 2018 as Merian delivers mine and mill productivity improvements that partially offset Yanacocha’s lower production resulting from lower grades and recoveries from deep transitional ore. Production is expected to be between 590,000 and 690,000 ounces in 2019 with the addition of Quecher Main and between 475,000 and 575,000 ounces per year in 2020 as Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production is expected to be between 1.5 and 1.7 million ounces in 2018 due to higher grade, recovery and throughput improvements at Tanami and KCGM which offset increased stripping at Boddington. Production is expected to be between 1.4 and 1.6 million ounces in 2019 and 2020. In 2020, Boddington completes stripping and accesses higher grade ore which offsets the impact of processing lower grade stockpiles at KCGM. The Company continues to advance studies for a second expansion at Tanami.
  Africa production is expected to be between 815,000 and 875,000 ounces in 2018 as Full Potential mining improvements at the Subika open pit and a full year of Subika underground production offset the effects of harder, lower grade ore at Akyem. Production is expected to be between 1.1 and 1.2 million ounces in 2019 as the Ahafo Mill expansion reaches commercial production and between 880,000 and 980,000 ounces in 2020 as both Ahafo and Akyem reach lower open pit grade. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS is expected to be between $700 and $750 per ounce in 2018 following production increases in North America and Africa and Full Potential cost and efficiency improvements across the portfolio. CAS is expected to be between $620 and $720 per ounce for 2019 and between $650 and $750 per ounce longer term through 2022. AISC is expected to be between $965 and $1,025 per ounce in 2018 as improved CAS offsets increases in exploration and advanced projects spend. AISC is expected to be between $870 and $970 per ounce in 2019 and longer-term through 2022. Further Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS is expected to be between $760 and $810 per ounce in 2018 with Full Potential efficiency and cost improvements. CAS is expected to be between $680 and $780 per ounce in 2019 and between $655 and $755 per ounce in 2020 on higher production at Twin Creeks, Cripple Creek & Victor and Long Canyon. AISC is expected to be between $945 and $1,020 per ounce in 2018 on improved unit CAS. AISC is expected to be between $870 and $970 per ounce in 2019 and between $825 and $925 in 2020.
  South America CAS is expected to be between $705 and $765 per ounce in 2018 due to lower production and increased costs from processing deeper transitional ore at Yanacocha. CAS is expected to be between $560 and $660 per ounce in 2019 as Quecher Main reaches commercial production and be between $690 and $790 per ounce in 2020. AISC is expected to be between $945 and $1,045 per ounce in 2018 on higher unit CAS and increased sustaining capital for additional haul trucks at Merian. AISC is expected to be between $810 and $910 per ounce in 2019 on improved unit CAS and be between $970 and $1,070 per ounce in 2020.
  Australia CAS is expected to be between $675 and $725 per ounce in 2018 with Full Potential mine plan, throughput and recovery improvements. CAS is expected to be between $670 and $770 per ounce in 2019 and 2020. AISC is expected to be between $830 and $890 per ounce in 2018 on improved unit CAS. AISC is expected to be between $840 and $940 per ounce in 2019 and 2020.
  Africa CAS is expected to be between $680 and $730 per ounce in 2018 with Full Potential mine plan, throughput and recovery improvements. CAS is expected to be between $520 and $620 per ounce in 2019 and between $610 and $710 per ounce in 2020. AISC is expected to be between $865 and $925 per ounce in 2018 as Subika Underground reaches commercial production. AISC is expected to be between $700 and $800 per ounce in 2019 as the Ahafo Mill expansion reaches commercial production and between $775 and $875 per ounce in 2020.

Copper – Attributable production is expected to remain between 40,000 and 60,000 tonnes in 2018 and 2019, increasing to between 45,000 and 65,000 tonnes longer term through 2022 as Phoenix moves into higher copper zones. CAS is expected to be between $1.65 and $1.85 per pound in 2018 due to lower grades at Boddington and increasing costs at Phoenix as the mine plan focuses on gold producing zones. CAS is expected to be between $1.80 and $2.20 per pound in 2019 before falling to between $1.40 and $1.80 per pound longer term as Phoenix moves into higher copper zones. AISC is expected to be between $2.00 and $2.20 per pound in 2018 on increased unit CAS. AISC is expected to be between $2.25 and $2.55 per pound in 2019 and between $1.80 and $2.10 per pound longer term.

Capital – Total capital is expected to increase to between $1,200 and $1,300 million for 2018 with the approval of the Tanami Power Project6 and the TRJV Mine Optimization Project and is expected to remain between $730 and $830 million for 2019 as expenditures related to Quecher Main are offset by sustaining capital savings across the portfolio. Primary development capital includes expenditure on the Ahafo Mill and Subika Underground expansions in Africa, Twin Underground in North America and Quecher Main in South America. Sustaining capital is expected to be between $600 and $700 million in 2018, between $600 and $700 million for 2019 and between $550 and $650 million per year longer term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense for 2018 is expected to be between $175 and $215 million due to lower debt balances while investment in exploration and advanced projects is expected to be between $350 and $400 million. 2018 outlook for general & administrative costs remains unchanged at between $215 and $240 million and guidance for depreciation and amortization remains unchanged at between $1,225 and $1,325 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $55 per barrel WTI oil price. A $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-K which was filed with the SEC on February 22, 2018 for further information on hedging positions.

[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	See Cautionary Statement Regarding Reserves and Resources at the end of this release.
[7]	Includes $225-$275M for a capital lease related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[8]	See end of this release for reconciliation to Sales.
[9]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows later in this release.
[10]	For further information on this transaction see Note 12 to the Consolidated Financial Statements in the 2017 Form 10-K.

2018 Outlooka

										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	950	–	1,015	950	–	1,015	775	–	825	980	–	1,040	155	–	190
Phoenix[c]	210	–	230	210	–	230	810	–	860	990	–	1,050	20	–	30
Twin Creeks[d]	340	–	370	340	–	370	675	–	725	835	–	885	80	–	100
CC&V	345	–	395	345	–	395	875	–	935	965	–	1,025	20	–	30
Long Canyon	130	–	170	130	–	170	510	–	560	605	–	655	10	–	20
Other North America													10	–	20
Total	2,010	–	2,170	2,010	–	2,170	760	–	810	945	–	1,020	300	–	380

South America
Yanacocha[e]	470	–	545	240	–	280	975	–	1,025	1,205	–	1,275	110	–	140
Merian[e]	485	–	540	365	–	405	455	–	495	580	–	630	55	–	95
Other South America
Total	970	–	1,070	615	–	675	705	–	765	945	–	1,045	170	–	230

Australia
Boddington	665	–	715	665	–	715	820	–	870	950	–	1,000	60	–	75
Tanami	440	–	515	440	–	515	535	–	605	705	–	775	300[i]	–	380[i]
Kalgoorlie[f]	390	–	440	390	–	440	580	–	630	695	–	745	20	–	30
Other Australia													5	–	15
Total	1,530	–	1,670	1,530	–	1,670	675	–	725	830	–	890	400[i]	–	480[i]

Africa
Ahafo	435	–	465	435	–	465	710	–	765	875	–	955	195	–	240
Akyem	380	–	410	380	–	410	640	–	680	765	–	815	30	–	40
Other Africa
Total	815	–	875	815	–	875	680	–	730	865	–	925	225	–	275

Corporate/Other													10	–	15
Total Gold[g]	5,300	–	5,800	4,900	–	5,400	700	–	750	965	–	1,025	1,200[i]	–	1,300[i]

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.85	–	2.05
Boddington	30	–	40	30	–	40	1.75	–	1.95	2.05	–	2.25
Total Copper	40	–	60	40	–	60	1.65	–	1.85	2.00	–	2.20

2018 Consolidated Expense Outlook[h]
General & Administrative	$215	–	$240
Interest Expense	$175	–	$215
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$350	–	$400
Sustaining Capital	$600	–	$700
Tax Rate	28%	–	34%
[a]

2018 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2018 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of this release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 54.05% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.79%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

[i]	Includes $225-$275M for a capital lease related to the Tanami Power Project paid over a 10 year term beginning in 2019.

	Three Months Ended December 31,			Years Ended December 31,
Operating Results	2017	2016	% Change	2017	2016	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,351	1,331	2%	5,216	4,865	7%
Attributable copper tonnes sold	13	14	(7)%	51	52	(2)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,270	$1,193	6%	$1,255	$1,243	1%
Average realized copper price	$3.20	$2.49	29%	$2.83	$2.15	32%

Attributable Production (koz, kt)
North America	556	551	1%	2,211	2,024	9%
South America	188	166	13%	660	414	59%
Australia	406	396	3%	1,573	1,641	(4)%
Africa	191	210	(9)%	822	819	-%
Total Gold	1,341	1,323	1%	5,266	4,898	8%

North America	3	4	(25)%	15	19	(21)%
Australia	8	9	(11)%	36	35	3%
Total Copper	11	13	(15)%	51	54	(6)%

CAS Consolidated ($/oz, $/lb)
North America	$720	$721	-%	$710	$702	1%
South America	$577	$631	(9)%	$709	$759	(7)%
Australia	$710	$642	11%	$672	$630	7%
Africa	$755	$768	(2)%	$655	$666	(2)%
Total Gold	$693	$681	2%	$691	$682	1%
Total Gold (by-product)	$664	$668	(1)%	$664	$677	(2)%

North America	$1.84	$2.44	(25)%	$1.73	$2.48	(30)%
Australia	$1.57	$1.68	(7)%	$1.37	$1.67	(18)%
Total Copper	$1.62	$1.88	(14)%	$1.47	$1.95	(25)%

AISC Consolidated ($/oz, $/lb)
North America	$931	$884	5%	$895	$869	3%
South America	$871	$844	3%	$959	$1,052	(9)%
Australia	$905	$844	7%	$823	$786	5%
Africa	$954	$929	3%	$823	$833	(1)%
Total Gold	$968	$918	5%	$924	$912	1%
Total Gold (by-product)	$944	$914	3%	$903	$915	(1)%

North America	$2.38	$2.80	(15)%	$2.09	$2.88	(27)%
Australia	$2.01	$2.09	(4)%	$1.69	$2.00	(16)%
Total Copper	$2.08	$2.31	(10)%	$1.80	$2.30	(22)%

NEWMONT MINING CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016

Sales	$1,935	$1,789	$7,348	$6,711

Costs and expenses
Costs applicable to sales(1)	1,053	1,036	4,038	3,772
Depreciation and amortization	321	328	1,249	1,220
Reclamation and remediation	74	112	177	179
Exploration	44	41	179	148
Advanced projects, research and development	44	29	143	134
General and administrative	66	55	237	233
Impairment of long-lived assets	11	974	14	977
Other expense, net	3	7	32	58
	1,616	2,582	6,069	6,721
Other income (expense)
Other income, net	22	(24)	54	69
Interest expense, net	(54)	(69)	(241)	(273)
	(32)	(93)	(187)	(204)
Income (loss) before income and mining tax and other items	287	(886)	1,092	(214)
Income and mining tax benefit (expense)	(776)	(8)	(1,125)	(563)
Equity income (loss) of affiliates	(12)	(5)	(16)	(13)
Income (loss) from continuing operations	(501)	(899)	(49)	(790)
Income (loss) from discontinued operations	7	92	(38)	(133)
Net income (loss)	(494)	(807)	(87)	(923)
Net loss (income) attributable to noncontrolling interests
Continuing operations	(33)	508	(11)	570
Discontinued operations	—	(45)	—	(274)
	(33)	463	(11)	296
Net income (loss) attributable to Newmont stockholders	$(527)	$(344)	$(98)	$(627)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(534)	$(391)	$(60)	$(220)
Discontinued operations	7	47	(38)	(407)
	$(527)	$(344)	$(98)	$(627)
Income (loss) per common share
Basic:
Continuing operations	$(0.99)	$(0.73)	$(0.11)	$(0.41)
Discontinued operations	0.01	0.08	(0.07)	(0.77)
	$(0.98)	$(0.65)	$(0.18)	$(1.18)
Diluted:
Continuing operations	$(0.99)	$(0.73)	$(0.11)	$(0.41)
Discontinued operations	0.01	0.08	(0.07)	(0.77)
	$(0.98)	$(0.65)	$(0.18)	$(1.18)

Cash dividends declared per common share	$0.075	$0.050	$0.250	$0.125

(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating activities:
Net income (loss)	$(494)	$(807)	$(87)	$(923)
Adjustments:
Depreciation and amortization	321	328	1,249	1,220
Stock-based compensation	17	16	70	70
Reclamation and remediation	68	108	165	168
Loss (income) from discontinued operations	(7)	(92)	38	133
Impairment of long-lived assets	11	974	14	977
Deferred income taxes	698	(22)	795	434
Gain on asset and investment sales, net	(2)	1	(23)	(108)
Write-downs of inventory and stockpiles and ore on leach pads	54	91	212	298
Other operating adjustments	20	51	91	138
Net change in operating assets and liabilities	68	(58)	(174)	(484)
Net cash provided by (used in) operating activities of continuing operations	754	590	2,350	1,923
Net cash provided by (used in) operating activities of discontinued operations(1)	(3)	43	(15)	869
Net cash provided by (used in) operating activities	751	633	2,335	2,792
Investing activities:
Additions to property, plant and mine development	(309)	(301)	(866)	(1,133)
Purchases of investments	(17)	(15)	(130)	(15)
Proceeds from sales of investments	1	11	35	195
Acquisitions, net	(6)	(6)	(15)	(6)
Proceeds from sales of other assets	—	1	5	9
Proceeds from sale of Batu Hijau	—	920	—	920
Other	(3)	17	10	(4)
Net cash provided by (used in) investing activities of continuing operations	(334)	627	(961)	(34)
Net cash provided by (used in) investing activities of discontinued operations	—	(5)	—	(46)
Net cash provided by (used in) investing activities	$(334)	$622	$(961)	$(80)

Financing activities:
Repayment of debt	$(1)	$(535)	$(580)	$(1,312)
Distributions to noncontrolling interests	(59)	(3)	(178)	(3)
Dividends paid to common stockholders	(40)	(26)	(134)	(67)
Funding from noncontrolling interests	24	8	94	66
Acquisition of noncontrolling interests	(48)	—	(48)	(19)
Payments for withholding of employee taxes related to stock-based compensation	—	—	(13)	(6)
Dividends paid to noncontrolling interests	—	—	—	(146)
Other	(1)	3	(5)	1
Net cash provided by (used in) financing activities of continuing operations	(125)	(553)	(864)	(1,486)
Net cash provided by (used in) financing activities of discontinued operations	—	(2)	—	(331)
Net cash provided by (used in) financing activities	(125)	(555)	(864)	(1,817)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(4)	6	2
Net change in cash, cash equivalents and restricted cash	294	696	516	897
Less net cash provided by (used in) Batu Hijau discontinued operations	—	39	—	503
	294	657	516	394
Cash, cash equivalents and restricted cash at beginning of period	3,004	2,125	2,782	2,388
Cash, cash equivalents and restricted cash at end of period	$3,298	$2,782	$3,298	$2,782

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,259	$2,756	$3,259	$2,756
Restricted cash included in Other current assets	1	1	1	1
Restricted cash included in Other noncurrent assets	38	25	38	25
Total cash, cash equivalents and restricted cash	$3,298	$2,782	$3,298	$2,782

(1)

Net cash provided by operating activities of discontinued operations includes $- and $(3) related to closing costs for the sale of Batu Hijau during the three months and year ended December 31, 2017, respectively; $46 and $880 related to the operating activities of Batu Hijau during the three months and year ended December 31, 2016, respectively; and $(3), $(3), $(12) and $(11) during the three months and years ended December 31, 2017 and 2016, respectively, related to the Holt royalty obligation, all of which were paid out of Cash and cash equivalents.

NEWMONT MINING CORPORATION CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At December 31,	At December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$3,259	$2,756
Trade receivables	124	160
Other accounts receivables	113	183
Investments	62	56
Inventories	679	617
Stockpiles and ore on leach pads	676	763
Other current assets	153	142
Current assets	5,066	4,677
Property, plant and mine development, net	12,267	12,485
Investments	280	207
Stockpiles and ore on leach pads	1,848	1,864
Deferred income tax assets	537	1,331
Other non-current assets	565	467
Total assets	$20,563	$21,031

LIABILITIES
Debt	$4	$566
Accounts payable	375	320
Employee-related benefits	309	304
Income and mining taxes payable	248	153
Other current liabilities	459	407
Current liabilities	1,395	1,750
Debt	4,061	4,049
Reclamation and remediation liabilities	2,154	2,029
Deferred income tax liabilities	595	592
Employee-related benefits	386	411
Other non-current liabilities	342	326
Total liabilities	8,933	9,157

EQUITY
Common stock	853	849
Additional paid-in capital	9,564	9,490
Accumulated other comprehensive income (loss)	(292)	(334)
Retained earnings	484	716
Newmont stockholders' equity	10,609	10,721
Noncontrolling interests	1,021	1,153
Total equity	11,630	11,874
Total liabilities and equity	$20,563	$21,031

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 3 to the Company’s Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is generally calculated using the Company’s statutory effective tax rate of 35%. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$(527)	$(344)	$(98)	$(627)
Net loss (income) attributable to Newmont stockholders from discontinued operations(1)	(7)	(47)	38	407
Net income (loss) attributable to Newmont stockholders from continuing operations	(534)	(391)	(60)	(220)
Reclamation and remediation charges, net(2)	61	51	64	51
Loss (gain) on asset and investment sales(3)	(2)	1	(23)	(108)
Restructuring and other, net(4)	1	3	9	27
Impairment of long-lived assets, net(5)	11	513	13	516
Acquisition cost adjustments(6)	—	(1)	2	10
Loss on debt repayment(7)	—	51	—	55
La Quinua leach pad revision, net(8)	—	—	—	26
Tax effect of adjustments(9)	(25)	(214)	(22)	(238)
Adjustment to equity method investment(10)	7	—	7	—
Re-measurement due to the Tax Cuts and Jobs Act(11)	306	—	306	—
Tax restructuring related to the Tax Cuts and Jobs Act(12)	395	—	395	—
Valuation allowance and other tax adjustments(13)	(4)	120	89	500
Adjusted net income (loss)	$216	$133	$780	$619

Net income (loss) per share, basic	$(0.98)	$(0.65)	$(0.18)	$(1.18)
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.01)	(0.08)	0.07	0.77
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.99)	(0.73)	(0.11)	(0.41)
Reclamation and remediation charges, net	0.11	0.09	0.12	0.09
Loss (gain) on asset and investment sales	—	0.01	(0.04)	(0.20)
Restructuring and other, net	—	—	0.01	0.05
Impairment of long-lived assets, net	0.01	0.97	0.01	0.97
Acquisition cost adjustments	—	—	—	0.02
Loss on debt repayment	—	0.10	—	0.11
La Quinua leach pad revision, net	—	—	—	0.05
Tax effect of adjustments	(0.04)	(0.41)	(0.03)	(0.46)
Adjustment to equity method investment	0.01	—	0.01	—
Re-measurement due to the Tax Cuts and Jobs Act	0.57	—	0.57	—
Tax restructuring related to the Tax Cuts and Jobs Act	0.74	—	0.74	—
Valuation allowance and other tax adjustments	(0.01)	0.22	0.18	0.95
Adjusted net income (loss) per share, basic(14)	$0.40	$0.25	$1.46	$1.17

Net income (loss) per share, diluted	$(0.98)	$(0.65)	$(0.18)	$(1.18)
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.01)	(0.08)	0.07	0.77
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.99)	(0.73)	(0.11)	(0.41)
Reclamation and remediation charges, net	0.11	0.09	0.12	0.09
Loss (gain) on asset and investment sales	—	0.01	(0.04)	(0.20)
Restructuring and other, net	—	—	0.01	0.05
Impairment of long-lived assets, net	0.01	0.97	0.01	0.97
Acquisition cost adjustments	—	—	—	0.02
Loss on debt repayment	—	0.10	—	0.11
La Quinua leach pad revision, net	—	—	—	0.05
Tax effect of adjustments	(0.04)	(0.41)	(0.03)	(0.46)
Adjustment to equity method investment	0.01	—	0.01	—
Re-measurement due to the Tax Cuts and Jobs Act	0.57	—	0.57	—
Tax restructuring related to the Tax Cuts and Jobs Act	0.74	—	0.74	—
Valuation allowance and other tax adjustments	(0.01)	0.22	0.18	0.94
Adjusted net income (loss) per share, diluted(14)	$0.40	$0.25	$1.46	$1.16

Weighted average common shares (millions):
Basic	533	531	533	530
Diluted	536	534	535	532

(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $1, $13, $(24) and $(19), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $51, $- and $309, respectively, and loss (income) attributable to noncontrolling interests of $-, $(45), $- and $(274), respectively, (iii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $4, $-, $4 and $-, respectively, and (iv) the loss on sale of Batu Hijau, which has been recorded on an attributable basis. For additional information regarding our discontinued operations, see Note 3 to our Consolidated Financial Statements.
(2)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former historic mining operations. The 2017 charges include adjustments at the Rain, Midnite, Resurrection and San Luis remediation and closure sites in December 2017. The 2016 charges include adjustments to reclamation liabilities associated with the review of the Yanacocha long-term mining and closure plans in December 2016. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(37), $- and $(37), respectively.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016 and income recorded in September 2016 associated with contingent consideration from the sale of certain properties in Nevada during the first quarter of 2015.

(4)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs and system integration costs during 2016 related to our acquisition of CC&V in August 2015. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(3), $(3), $(5) and $(5), respectively.

(5)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2016 impairments include $970 related to long-lived assets in Yanacocha in December 2016. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(460), $(1) and $(461), respectively. See Note 7 to our Consolidated Financial Statements for further information.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)

Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes in March 2016 and the debt tender offer on our 2022 Senior Notes in November 2016.

(8)

La Quinua leach pad revision, included in Costs applicable to sales and Depreciation and amortization, represents a significant write-down of the estimated recoverable ounces at Yanacocha in September 2016. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $- and $(25), respectively.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the Company's statutory tax rate of 35%.

(10)

Adjustment to equity method investment, included in Equity income (loss) of affiliates and presented net of tax expense (benefit) of $(3), $-, $(3) and $-, respectively, represents non-cash write-downs of long-lived assets recorded at Minera La Zanja S.R.L. (“La Zanja”) in December 2017. For further information about our equity method investment in La Zanja, see Note 11 to our Consolidated Financial Statements.

(11)

Re-measurement due to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents the provisional re-measurement of our U.S. deferred tax assets and liabilities from 35% to the reduced tax rate of 21% of $346 and $8 for changes in executive compensation deductions, partially offset by the release of a valuation allowance on alternative minimum tax credits of $48. For further information about the impact of the Tax Cuts and Jobs Act, see Note 10 to our Consolidated Financial Statements.

(12)

Tax restructuring related to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents provisional changes resulting from restructuring our holding of non-U.S. operations for U.S. federal income tax purposes. For further information about the impact of the Tax Cuts and Jobs Act, see Note 10 to our Consolidated Financial Statements.

(13)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), predominantly represent adjustments to remove the impact of our valuation allowances for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. We believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. The adjustments during the three and twelve months ended December 31, 2017 are due to increases (decreases) to the valuation allowance on credit carryovers of $(1) and $94, respectively, a decrease to the valuation allowance carried on the deferred tax asset for investments of $12 during the fourth quarter and other tax adjustments of $9 and $7, respectively. The adjustments during the three and twelve months ended December 31, 2016 are due to an increase to the valuation allowance on the deferred tax asset related to the investment in Yanacocha of $288 during the fourth quarter, a tax restructuring of $170 during the first quarter, a decrease in the valuation allowance on capital loss carryover of $169 during the fourth quarter, a carryback of 2015 tax loss to prior years of $124 during the second quarter, increases to valuation allowance on tax credit carryovers of $2 and $70, respectively, and other tax adjustments of ($1) and $17, respectively.

(14)	Per share measures may not recalculate due to rounding.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$(527)	$(344)	$(98)	$(627)
Net income (loss) attributable to noncontrolling interests	33	(463)	11	(296)
Net loss (income) from discontinued operations(1)	(7)	(92)	38	133
Equity loss (income) of affiliates	12	5	16	13
Income and mining tax expense (benefit)	776	8	1,125	563
Depreciation and amortization	321	328	1,249	1,220
Interest expense, net	54	69	241	273
EBITDA	$662	$(489)	$2,582	$1,279
Adjustments:
Reclamation and remediation charges(2)	$61	$88	$64	$88
Loss (gain) on asset and investment sales(3)	(2)	1	(23)	(108)
Restructuring and other(4)	4	6	14	32
Impairment of long-lived assets(5)	11	973	14	977
Acquisition cost adjustments(6)	—	(1)	2	10
Loss on debt repayment(7)	—	51	—	55
La Quinua leach pad revision(8)	—	—	—	32
Adjusted EBITDA	$736	$629	$2,653	$2,365

(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $1, $13, $(24) and $(19), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $51, $- and $309, respectively, (iii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $4, $-, $4 and $-, respectively, and (iv) the loss on sale of Batu Hijau, which has been recorded on an attributable basis. For additional information regarding our discontinued operations, see Note 3 to our Consolidated Financial Statements.
(2)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former historic mining operations. The 2017 charges include adjustments at the Rain, Midnite, Resurrection and San Luis remediation and closure sites in December 2017. The 2016 charges include adjustments to reclamation liabilities associated with the review of the Yanacocha long-term mining and closure plans in December 2016.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016 and income recorded in September 2016 associated with contingent consideration from the sale of certain properties in Nevada during the first quarter of 2015.

(4)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs and system integration costs during 2016 related to our acquisition of CC&V in August 2015.

(5)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2016 impairments include $970 related to long-lived assets in Yanacocha in December 2016. See Note 7 to our Consolidated Financial Statements for further information.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)

Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes in March 2016 and the debt tender offer on our 2022 Senior Notes in November 2016.

(8)	La Quinua leach pad revision, included in Costs applicable to sales, represents a significant write-down of the estimated recoverable ounces at Yanacocha in September 2016.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$751	$633	$2,335	$2,792
Less: Net cash used in (provided by) operating activities of discontinued operations	3	(43)	15	(869)
Net cash provided by (used in) operating activities of continuing operations	754	590	2,350	1,923
Less: Additions to property, plant and mine development	(309)	(301)	(866)	(1,133)
Free Cash Flow	$445	$289	$1,484	$790

Net cash provided by (used in) investing activities(1)	$(334)	$622	$(961)	$(80)
Net cash provided by (used in) financing activities	$(125)	$(555)	$(864)	$(1,817)

(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Costs applicable to sales(1)	$1,009	$976	$3,875	$3,547
Gold sold (thousand ounces)	1,454	1,433	5,605	5,199
Costs applicable to sales per ounce(2)	$693	$681	$691	$682

(1)	Includes by-product credits of $9 and $51 during the three months and year ended December 31, 2017, respectively, and $13 and $44 during the three months and year ended December 31, 2016, respectively.
(2)	Per ounce and per pound measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Costs applicable to sales(1)	$44	$60	$163	$225
Copper sold (million pounds)	27	32	111	116
Costs applicable to sales per pound(2)	$1.62	$1.88	$1.47	$1.95

(1)	Includes by-product credits of $1 and $4 during the three months and year ended December 31, 2017, respectively, and $2 and $6 during the three months and year ended December 31, 2016, respectively.
(2)	Per ounce and per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aids in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 5 to the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb(8)
Gold
Carlin	$216	$1	$4	$—	$—	$—	$48	$269	278	$971
Phoenix	44	1	—	—	—	1	8	54	55	1,000
Twin Creeks	59	—	2	—	—	—	11	72	87	833
Long Canyon	17	—	—	—	—	—	1	18	42	439
CC&V	66	—	1	—	—	1	16	84	96	884
Other North America	—	—	16	—	(1)	—	5	20	—	—
North America	402	2	23	—	(1)	2	89	517	558	931

Yanacocha	101	17	12	1	—	—	9	140	131	1,088
Merian	64	1	3	—	—	—	19	87	156	556
Other South America	—	—	18	3	—	—	—	21	—	—
South America	165	18	33	4	—	—	28	248	287	871

Boddington	163	1	1	—	—	5	28	198	205	966
Tanami	71	—	1	1	—	—	22	95	119	794
Kalgoorlie	63	1	3	—	—	—	7	74	94	794
Other Australia	—	—	7	3	—	—	1	11	—	—
Australia	297	2	12	4	—	5	58	378	418	905

Ahafo	75	1	2	1	1	—	15	95	89	1,068
Akyem	70	4	—	—	—	—	9	83	102	807
Other Africa	—	—	5	1	—	—	—	6	—	—
Africa	145	5	7	2	1	—	24	184	191	954

Corporate and Other	—	—	13	55	(1)	—	8	75	—	—
Total Gold	$1,009	$27	$88	$65	$(1)	$7	$207	$1,402	1,454	$968

Copper
Phoenix	$10	$1	$—	$1	$—	$—	$2	$14	5	$2.38
Boddington	34	—	—	—	—	4	6	44	22	2.01
Total Copper	$44	$1	$—	$1	$—	$4	$8	$58	27	$2.08

Consolidated	$1,053	$28	$88	$66	$(1)	$11	$215	$1,460

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $10 and excludes co-product copper revenues of $88.
(3)	Includes stockpile and leach pad inventory adjustments of $17 at Carlin, $9 at Twin Creeks, $1 at Yanacocha, $9 at Ahafo and $16 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $21 and $7, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $5 and $48, respectively.
(5)

Advanced projects, research and development and Exploration of $7 at Long Canyon, $6 at Yanacocha, $4 at Tanami and $1 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $4.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $94. The following are major development projects: Long Canyon, Merian, Quecher Main, Tanami Expansions, Tanami Power, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2016	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb(8)
Gold
Carlin	$212	$1	$5	$—	$—	$—	$58	$276	261	$1,057
Phoenix	46	2	—	—	1	1	4	54	55	982
Twin Creeks	64	1	2	—	—	—	7	74	108	685
Long Canyon	4	—	—	—	—	—	1	5	22	227
CC&V	60	1	4	1	—	—	4	70	108	648
Other North America	—	—	6	—	2	—	3	11	—	—
North America	386	5	17	1	3	1	77	490	554	884

Yanacocha	129	14	9	—	(2)	—	16	166	158	1,051
Merian	34	—	3	—	—	—	—	37	99	374
Other South America	—	—	12	2	—	—	—	14	—	—
South America	163	14	24	2	(2)	—	16	217	257	844

Boddington	139	2	1	—	—	6	19	167	206	811
Tanami	58	1	3	—	—	—	27	89	102	873
Kalgoorlie	68	2	1	—	—	3	6	80	103	777
Other Australia	—	—	3	3	1	—	4	11	—	—
Australia	265	5	8	3	1	9	56	347	411	844

Ahafo	101	1	8	—	—	—	15	125	85	1,471
Akyem	61	2	—	—	—	—	7	70	126	556
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	162	3	8	1	—	—	22	196	211	929

Corporate and Other	—	—	13	47	1	—	4	65	—	—
Total Gold	$976	$27	$70	$54	$3	$10	$175	$1,315	1,433	$918

Copper
Phoenix	$23	$1	$—	$1	$—	$1	$2	$28	10	$2.80
Boddington	37	—	—	—	—	4	5	46	22	2.09
Total Copper	$60	$1	$—	$1	$—	$5	$7	$74	32	$2.31

Consolidated	$1,036	$28	$70	$55	$3	$15	$182	$1,389

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $15 and excludes co-product copper revenues of $79.
(3)	Includes stockpile and leach pad inventory adjustments of $26 at Carlin, $7 at Twin Creeks, $46 at Yanacocha and $37 at Ahafo.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $12, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $4 and $92, respectively.
(5)	Advanced projects, research and development and Exploration of $3 at Long Canyon are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring costs and other of $6 and acquisition cost adjustments of $(1).
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $119. The following are major development projects during the period: Merian, Long Canyon, Tanami Expansion and CC&V Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb(8)
Gold
Carlin	$795	$6	$18	$3	$—	$—	$174	$996	967	$1,030
Phoenix	181	5	4	1	1	9	17	218	210	1,034
Twin Creeks	226	3	9	2	1	—	38	279	369	756
Long Canyon	59	1	—	—	—	—	3	63	174	364
CC&V	285	3	10	1	—	1	33	333	457	729
Other North America	—	—	49	—	1	—	9	59	—	—
North America	1,546	18	90	7	3	10	274	1,948	2,177	895

Yanacocha	504	66	25	4	4	—	38	641	537	1,194
Merian	238	2	14	—	—	—	37	291	509	572
Other South America	—	—	59	12	—	—	—	71	—	—
South America	742	68	98	16	4	—	75	1,003	1,046	959

Boddington	562	6	2	—	—	21	66	657	787	835
Tanami	251	2	4	1	—	—	63	321	408	787
Kalgoorlie	234	3	9	—	—	1	19	266	363	734
Other Australia	—	—	25	10	(1)	—	4	38	—	—
Australia	1,047	11	40	11	(1)	22	152	1,282	1,558	823

Ahafo	268	6	16	1	3	—	43	337	350	961
Akyem	272	13	3	—	1	—	26	315	474	664
Other Africa	—	—	21	6	—	—	—	27	—	—
Africa	540	19	40	7	4	—	69	679	824	823

Corporate and Other	—	—	53	195	6	—	10	264	—	—
Total Gold	$3,875	$116	$321	$236	$16	$32	$580	$5,176	5,605	$924

Copper
Phoenix	$55	$2	$1	$1	$—	$1	$7	$67	32	$2.09
Boddington	108	1	—	—	—	12	13	134	79	1.69
Total Copper	$163	$3	$1	$1	$—	$13	$20	$201	111	$1.80

Consolidated	$4,038	$119	$322	$237	$16	$45	$600	$5,377

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $55 and excludes co-product copper revenues of $315.
(3)	Includes stockpile and leach pad inventory adjustments of $65 at Carlin, $30 at Twin Creeks, $53 at Yanacocha, $22 at Ahafo and $28 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $84 and $35, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $21 and $72, respectively.
(5)

Advanced projects, research and development and Exploration of $23 at Long Canyon, $16 at Yanacocha, $17 at Tanami, $8 at Ahafo and $7 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $14 and acquisition cost adjustments of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $266. The following are major development projects: Long Canyon, Merian, Quecher Main, Tanami Expansions, Tanami Power, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2016	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb(8)
Gold
Carlin	$797	$5	$19	$5	$—	$—	$163	$989	944	$1,048
Phoenix	164	5	1	1	1	8	12	192	205	937
Twin Creeks	234	3	8	1	—	—	33	279	455	613
Long Canyon	4	—	—	—	—	—	1	5	22	227
CC&V	216	4	11	2	—	—	10	243	391	621
Other North America	—	—	32	—	5	—	7	44	—	—
North America	1,415	17	71	9	6	8	226	1,752	2,017	869

Yanacocha	493	57	35	7	—	—	82	674	637	1,058
Merian	34	—	3	—	—	—	—	37	99	374
Other South America	—	—	57	6	—	—	—	63	—	—
South America	527	57	95	13	—	—	82	774	736	1,052

Boddington	530	6	1	—	—	22	51	610	787	775
Tanami	238	3	13	—	—	—	85	339	459	739
Kalgoorlie	257	5	5	—	—	7	19	293	378	775
Other Australia	—	—	8	15	5	—	6	34	—	—
Australia	1,025	14	27	15	5	29	161	1,276	1,624	786

Ahafo	313	6	28	—	1	—	54	402	349	1,152
Akyem	235	8	8	—	1	—	24	276	473	584
Other Africa	—	—	2	5	—	—	—	7	—	—
Africa	548	14	38	5	2	—	78	685	822	833

Corporate and Other	—	—	51	190	3	—	10	254	—	—
Total Gold	$3,515	$102	$282	$232	$16	$37	$557	$4,741	5,199	$912

Copper
Phoenix	$99	$3	$—	$1	$—	$3	$9	$115	40	$2.88
Boddington	126	1	—	—	—	13	12	152	76	2.00
Total Copper	$225	$4	$—	$1	$—	$16	$21	$267	116	$2.30

Consolidated	$3,740	$106	$282	$233	$16	$53	$578	$5,008

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $50 and excludes co-product copper revenues of $250.
(3)	Includes stockpile and leach pad inventory adjustments of $77 at Carlin, $18 at Twin Creeks, $117 at Yanacocha and $71 at Ahafo. Total stockpile and leach pad inventory adjustments at Yanacocha of $151 were adjusted above by $32 related to a significant write-down of recoverable ounces at the La Quinua Leach Pad in the third quarter of 2016.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $64 and $42, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $16 and $99, respectively.
(5)	Advanced projects, research and development and Exploration of $20 at Long Canyon and $21 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring costs and other of $32 and acquisition cost adjustments of $10.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $555. The following are major development projects during the period: Merian, Long Canyon, Tanami Expansion and CC&V Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2018 Gold AISC outlook range to the 2018 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2018 Outlook – Gold	Outlook range
	Low	High
Costs Applicable to Sales[1,2]	$3,700	$4,250
Reclamation Costs[3]	130	150
Advance Projects and Exploration	350	400
General and Administrative	215	240
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital[4]	600	700
All-in Sustaining Costs	$5,100	$5,800
Ounces (000) Sold	5,300	5,800
All-in Sustaining Costs per Oz	$965	$1,025

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2018 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/pound

Average realized price per ounce/pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales	$1,935	$1,789	$7,348	$6,711
Consolidated copper sales, net	(88)	(79)	(315)	(250)
Consolidated gold sales, net	$1,847	$1,710	$7,033	$6,461

Consolidated gold sales:
Gross before provisional pricing	$1,854	$1,731	$7,055	$6,485
Provisional pricing mark-to-market	1	(11)	10	13
Gross after provisional pricing	1,855	1,720	7,065	6,498
Treatment and refining charges	(8)	(10)	(32)	(37)
Net	$1,847	$1,710	$7,033	$6,461
Consolidated gold ounces sold (thousands)	1,454	1,433	5,605	5,199
Average realized gold price (per ounce):
Gross before provisional pricing	$1,275	$1,208	$1,259	$1,247
Provisional pricing mark-to-market	—	(8)	2	3
Gross after provisional pricing	1,275	1,200	1,261	1,250
Treatment and refining charges	(5)	(7)	(6)	(7)
Net	$1,270	$1,193	$1,255	$1,243

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales	$1,935	$1,789	$7,348	$6,711
Consolidated gold sales, net	(1,847)	(1,710)	(7,033)	(6,461)
Consolidated copper sales, net	$88	$79	$315	$250

Consolidated copper sales:
Gross before provisional pricing	$86	$78	$314	$261
Provisional pricing mark-to-market	5	5	14	5
Gross after provisional pricing	91	83	328	266
Treatment and refining charges	(3)	(4)	(13)	(16)
Net	$88	$79	$315	$250
Consolidated copper pounds sold (millions)	27	32	111	116
Average realized copper price (per pound):
Gross before provisional pricing	$3.12	$2.46	$2.83	$2.25
Provisional pricing mark-to-market	0.20	0.16	0.12	0.04
Gross after provisional pricing	3.32	2.62	2.95	2.29
Treatment and refining charges	(0.12)	(0.13)	(0.12)	(0.14)
Net	$3.20	$2.49	$2.83	$2.15

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated gold sales, net	$1,847	$1,710	$7,033	$6,461
Consolidated copper sales, net	88	79	315	250
Sales	$1,935	$1,789	$7,348	$6,711

Costs applicable to sales	$1,053	$1,036	$4,038	$3,772
Less: Consolidated copper sales, net	(88)	(79)	(315)	(250)
By-Product costs applicable to sales	$965	$957	$3,723	$3,522
Gold sold (thousand ounces)	1,454	1,433	5,605	5,199
Total Gold CAS per ounce (by-product)	$664	$668	$664	$677

Total AISC	$1,460	$1,389	$5,377	$5,008
Less: Consolidated copper sales, net	(88)	(79)	(315)	(250)
By-Product AISC	$1,372	$1,310	$5,062	$4,758
Gold sold (thousand ounces)	1,454	1,433	5,605	5,199
Total Gold AISC per ounce (by-product)	$944	$914	$903	$915

Conference call information

Newmont Mining Corporation (NYSE: NEM) announced it will report full year and fourth quarter 2017 operations and financial results before the market opens on Thursday, February 22, 2018 and will hold a conference call at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) the same day. The earnings call will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10111922

Webcast Details

URL: https://event.on24.com/wcc/r/1465046/5D5E816654DAF237AECB789DBB666F1D

The full year and fourth quarter 2017 results will be available before the market opens on Thursday, February 22, 2018 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments; and (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Annual Report on Form 10-K, filed on February 22, 2018, with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Cautionary Statement Regarding Reserves and Resources:

U.S. investors are reminded that reserves were prepared in compliance with Industry Guide 7 published by the SEC. Whereas, the term resource, measured resource, indicated resources and inferred resources are not SEC recognized terms. Newmont has determined that such resources would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration and defined as Mineral Resource. Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the inferred resource exists, or is economically or legally mineable. Inventory and upside potential have a greater amount of uncertainty. As such, investors are cautioned against relying upon those estimates. For more information regarding the Company’s reserves and mineralized material, see the Company’s Annual Report filed with the SEC on February 22, 2018 for the Proven and Probable reserve tables prepared in compliance with the SEC’s Industry Guide 7, which is available at www.sec.gov or on the Company’s website. Investors are further reminded that the reserve and resource estimates used herein are estimates as of December 31, 2017.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-K filed on February 22, 2018 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Jessica Largent, 303.837.5484
jessica.largent@newmont.com
or
Media Contact
Omar Jabara, 303.837.5114
omar.jabara@newmont.com